EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATELY

GATX CORPORATION REPORTS 2004 SECOND QUARTER RESULTS

     CHICAGO, July 29 — GATX Corporation (NYSE:GMT) today announced its 2004 second quarter results. Results for the second quarter and six months ending June 30 are summarized below:

	Three Months Ended		Six Months Ended
	June 30		June 30
Per Diluted Share	2004	2003	2004	2003
Income from Continuing Operations	$.40	$.37	$.80	$.37
Income from Discontinued Operations	.31	.13	.37	.17

Total	$.71	$.50	$1.17	$.54

     The increase in 2004 second quarter and six-month income from continuing operations reflects continued strengthening in GATX’s core markets as well as significant first half remarketing activity. In the second quarter of 2004, GATX completed the sale of substantially all of its technology leasing assets. Accordingly, the technology leasing segment is reported as a discontinued operation.

OPERATING HIGHLIGHTS

     The company’s core markets continued to improve during the 2004 second quarter.

Highlights included:

•	GATX Rail added 2,500 cars to its fleet during the second quarter through the purchase of new cars and fleet acquisitions. North American fleet utilization reached 96%, up from 94% in the prior quarter. The number of active cars increased for the third consecutive quarter.

•	GATX Air’s utilization was 97% at June 30. Demand has improved for most aircraft classes. Placement of one aircraft subsequent to the end of the second quarter, and the signing of a letter of intent on another will effectively result in 100% utilization.

•	GATX Specialty posted another strong quarter, driven primarily by remarketing income.

•	Investment volume from continuing operations in the second quarter was $265 million, reflecting a $100 million increase over the prior quarter. GATX Rail’s six-month investment volume has more than doubled from 2003 levels, reflecting increasingly attractive investment opportunities.

•	GATX’s credit quality measures strengthened versus the prior year, continuing the trend of improving portfolio quality.

     Ronald H. Zech, chairman and president of GATX, stated, “We are encouraged by the trends we are seeing in our markets. Following a very difficult downturn in rail, a recovery is taking hold. The recent increase in North American rail traffic is beginning to work its way into our business, as our utilization and active car count have increased nicely and the lease pricing environment is improving. While improvements in our bottom line tend to lag overall industry activity due to the term nature of our leases, key industry benchmarks and our own performance indicators support our positive outlook.

     “In air, a more stable market is enabling us to execute our strategy of maintaining high asset utilization while initiating the process of increasing lease rates on select aircraft types. We are in the early stages of this process, but recent signs are promising. The potential for volatility continues to exist in this market, however, and we continue to closely monitor the performance of our airline customers.

     “Asset remarketing was particularly strong in the first six months of 2004, both at GATX Rail and GATX Specialty. This reflects both the quality of our assets as well as an improving business environment. We capitalized on several unique remarketing opportunities during the first half of the year, and we expect that this first half activity will comprise the large majority of our remarketing income for 2004.”

     Mr. Zech concluded, “Considering our 2004 full year outlook, the distribution of income from our rail, air, and specialty segments is weighted more heavily toward the first half of the year due to the timing of remarketing income mentioned above. We currently expect 2004 full year earnings from continuing operations to be in the range of $2.00 per diluted share. This includes approximately $.90 per diluted share of income from non-operating events unique to 2004 which are expected to occur during the second half of the year. It should also be noted that due to GATX Technology now being classified as a discontinued operation, all income related to this unit, including income generated through normal operations during the first half of the year and sale-related income or loss, is excluded from this outlook statement.”

GATX RAIL

     GATX Rail reported net income of $18.7 million in the 2004 second quarter compared to $14.5 million in the prior year period. For the six-month period, 2004 net income was $31.4 million compared to net income of $25.8 million in the prior year.

     The second quarter and year-to-date results reflect an increase in active cars, higher utilization, an improving lease rate environment, and stronger remarketing activity. Additionally, the 2004 second quarter and year-to-date income results include a $2.0 million benefit from a reduction in foreign tax rates at GATX Rail’s European operations. Remarketing income was generated at GATX Rail and through its joint venture investments; year-to-date 2004 remarketing income from both sources totaled $10.4 million pre-tax, compared to $4.6 million pre-tax in the prior year period. This pace of remarketing activity is not expected to carry into the second half of 2004.

     Positive fleet developments during the first half of the year offset some of the impact from rising fleet maintenance expense. The 2004 fleet maintenance expense is higher than 2003 levels, partly due to costs associated with preparing idle cars for return to active service.

     GATX Rail’s North American fleet totals 106,000 cars and utilization of this fleet was 96% at the end of the second quarter, up from 94% at the end of the first quarter and 93% at the end of 2003. The increase in utilization reflects the addition of active cars to the fleet, idle cars returning to active service, and continued scrapping activity. During the second quarter, GATX Rail added 2,500 cars to its fleet through new car purchases and fleet acquisitions compared to 420 cars added during the second quarter a year ago.

     Macroeconomic data related to GATX Rail’s business were either stable or improving in the 2004 second quarter. North American manufacturing capacity utilization, as reported by the Federal Reserve, was 76% at the end of June 2004, flat with prior quarter levels but ahead of the June 2003 level of 73%. Industry-wide chemical shipments have increased 5.5% through the first six months of

2004, indicative of the improved leasing market that GATX Rail is experiencing and consistent with a strong increase in overall rail industry carloadings.

GATX AIR

     GATX Air reported second quarter net income of $2.6 million compared to net income of $7.8 million in the prior year period. The 2003 second quarter results include $5.1 million of after-tax income related to the sale of an Air Canada unsecured note. For the six-month period, 2004 net income was $4.6 million compared to a net loss of $2.4 million in the prior year period. The 2003 six-month results include an aggregate negative affect of $5.9 million related to a net write-down of the Air Canada note.

     GATX Air’s performance in the second quarter and through the first six months of 2004 was stable, which represents a positive development following over two years of high volatility. GATX Air’s fleet was 97% utilized at the end of the second quarter, and should reach 100% following scheduled placements. Lease rates on newer aircraft have started to recover after establishing a base in 2003, but the pace of this recovery is expected to be gradual.

     Reflective of a more stable operating environment, GATX Air had no non-performing leases or loans at the end of the 2004 second quarter, compared to approximately $23 million at the end of 2003.

     An updated air presentation, incorporating information such as asset mix, regional exposure, and renewal and delivery schedules, is available at www.gatx.com.

GATX SPECIALTY

     GATX Specialty reported net income of $9.1 million in the 2004 second quarter compared to $8.7 million in the prior year period. For the six-month period, 2004 net income was $25.0 million compared to $17.7 million in the prior year period. The income improvement was primarily driven by higher remarketing income in 2004 relative to prior year periods.

     On a year-to-date basis, 2004 remarketing income totaled $20.6 million, pre-tax, compared to $12.4 million in the prior year period. The increase resulted from a stronger secondary market for asset sales, and Specialty’s ability to capitalize on a number of unique transaction opportunities. Specialty will continue to consider selective asset sale opportunities, although the level of remarketing income is expected to be materially lower in the second half of 2004.

DISCONTINUED OPERATIONS

     In the second quarter of 2004, GATX completed the sale of substantially all its technology leasing assets. The technology leasing segment is therefore accounted for as a discontinued operation. Results for discontinued operations are summarized below:

	Three Months Ended		Six Months Ended
(Income per diluted share)	June 30		June 30
Discontinued Operations	2004	2003	2004	2003
Operations, net of taxes	$.32	$.13	$.38	$.17
Loss on sale of segment, net of taxes	(.01)	—	(.01)	—

Total Discontinued Operations	$.31	$.13	$.37	$.17

     In accordance with SFAS 144, GATX ceased recording depreciation expense on operating lease assets in the technology segment during the second quarter. Absent this sale, the technology segment would have recorded an additional $22.5 million of depreciation expense in the second quarter. This had the practical effect of shifting $14.0 million after-tax, or $.28 per diluted share, from gain on sale to operating income within discontinued operations for the quarter and the six-month period.

CREDIT STATISTICS

     Credit statistics from prior periods have been restated to exclude GATX’s technology segment, due to the sale of substantially all of these assets in the 2004 second quarter and reclassification of this segment as a discontinued operation.

     Net charge-offs and impairments totaled $10.0 million during the 2004 second quarter, or 0.6% of average total assets on an annualized basis. Net charge-offs and impairments during the 2003 second quarter totaled $27.4 million, or 1.7% of average total assets on an annualized basis. The 2003 second quarter figure includes a charge-off of the unrecovered portion of the Air Canada unsecured note, plus approximately $6 million of asset impairments in the specialty portfolio and $2 million of asset impairments in the air portfolio. The lower level of charge-offs and impairments in 2004 reflects the trend of overall portfolio quality improvements that GATX has experienced in recent quarters.

     Non-performing leases and loans at the end of the 2004 second quarter totaled $62.4 million compared to $76.1 million at the end of 2003 and $129.3 million at the end of the 2003 second quarter. The decline in non-performing leases and loans primarily reflects improvements in air and overall portfolio quality.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

TELECONFERENCE INFORMATION

GATX Corporation will host a teleconference to discuss 2004 second quarter results. Teleconference details are as follows:

Thursday, July 29th
11:00 AM Eastern Time
Domestic Dial-In:       1-800-706-6082
International Dial-In: 1-706-634-7421
Replay: 1-800-642-1687 / Access Code: 8618414

Call-in details and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

UPDATE ON AIR PORTFOLIO

GATX Corporation has updated its Air portfolio presentation, and the slides are currently available at www.gatx.com or by calling the GATX Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; aircraft and railcar lease rate and utilization levels; conditions in the capital markets and the potential for a downgrade in GATX’s or GATX Financial Corp.’s credit rating, either of which could have an effect on the Company’s borrowing costs or ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; regulatory rulings that may impact the economic value of assets; competitors in the rail and air markets who may have access to capital at lower costs than GATX; additional potential write-downs and/or provisions within GATX’s portfolio; impaired asset charges; and general market conditions in the rail, air, technology, venture, and other large-ticket industries.

FOR FURTHER INFORMATION CONTACT:

Robert C. Lyons GATX Corporation 312-621-6633	Rhonda S. Johnson GATX Corporation 415-955-3211

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

—Tabular Follows—

07/29/04

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Gross Income
Lease income	$194.5	$192.0	$383.7	$384.2
Marine operating revenue	33.3	25.5	40.0	29.7
Interest income	3.9	12.0	12.4	21.6
Asset remarketing income	8.6	10.0	27.1	17.4
Gain on sale of securities	2.1	.1	3.2	.5
Fees	4.9	4.1	8.2	10.5
Other	21.5	19.4	36.5	35.5

Revenues	268.8	263.1	511.1	499.4
Share of affiliates’ earnings	16.4	21.4	34.0	38.9

Total Gross Income	285.2	284.5	545.1	538.3

Ownership Costs
Depreciation	48.3	47.8	93.4	92.7
Interest, net	39.9	46.5	78.4	92.4
Operating lease expense	45.3	46.1	90.8	92.2

Total Ownership Costs	133.5	140.4	262.6	277.3

Other Costs and Expenses
Maintenance expense	47.5	41.7	94.1	82.0
Marine operating expenses	25.9	20.9	31.5	24.1
Other operating expenses	9.5	9.4	22.1	22.4
Selling, general and administrative	43.2	40.8	81.4	76.2
(Reversal) provision for possible losses	(3.1)	(8.1)	(5.0)	9.8
Asset impairment charges	1.0	10.2	1.1	13.8
Fair value adjustments for derivatives	.4	.3	(.7)	2.4

Total Other Costs and Expenses	124.4	115.2	224.5	230.7

Income from Continuing Operations before Income Taxes	27.3	28.9	58.0	30.3
Income Taxes	7.6	10.8	18.6	11.9

Income from Continuing Operations	19.7	18.1	39.4	18.4

Discontinued Operations
Operations, net of taxes	15.5	6.7	18.7	8.2
Loss on sale of segment, net of taxes	(.4)	—	(.4)	—

Total Discontinued Operations	15.1	6.7	18.3	8.2

Net Income	$34.8	$24.8	$57.7	$26.6

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Per Share Data
Basic:
Income from continuing operations	$.40	$.37	$.80	$.37
Income from discontinued operations	.31	.14	.37	.17

Total	$.71	$.51	$1.17	$.54

Average number of common shares (in thousands)	49,297	49,075	49,279	49,068

Diluted:
Income from continuing operations	$.40	$.37	$.80	$.37
Income from discontinued operations	.31	.13	.37	.17

Total	$.71	$.50	$1.17	$.54

Average number of common shares and common share equivalents (in thousands)	49,473	49,187	49,463	49,180

Dividends declared per common share	$.20	$.32	$.40	$.64

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions)

	June 30	December 31
	2004	2003
	(Unaudited)
Assets

Cash and Cash Equivalents	$216.9	$211.5
Restricted Cash	60.1	60.9

Receivables
Rent and other receivables	80.1	91.6
Finance leases	276.6	289.2
Loans	124.4	183.5
Less — allowance for possible losses	(31.3)	(45.6)

	449.8	518.7
Operating Lease Assets, Facilities and Other
Railcars and service facilities	3,475.7	3,374.6
Operating lease investments and other	1,925.2	1,804.2
Less — allowance for depreciation	(1,816.0)	(1,831.5)

	3,584.9	3,347.3
Progress payments for aircraft and other equipment	19.1	53.6

	3,604.0	3,400.9

Investments in Affiliated Companies	794.5	847.6
Recoverable Income Taxes	—	53.8
Goodwill, Net	84.6	87.2
Other Investments	68.3	101.6
Other Assets	254.9	238.3
Assets of Discontinued Operations	71.2	560.1

	$5,604.3	$6,080.6

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$370.3	$354.8

Debt
Short-term	7.9	15.9
Long-term:
Recourse	3,123.4	3,255.9
Nonrecourse	96.3	99.3
Capital lease obligations	106.2	122.4

	3,333.8	3,493.5
Deferred Income Taxes	682.3	671.7
Other Liabilities	282.7	325.4
Liabilities of Discontinued Operations	5.1	346.3

Total Liabilities	4,674.2	5,191.7

Total Shareholders’ Equity	930.1	888.9

	$5,604.3	$6,080.6

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Operating Activities
Net income, including discontinued operations	$34.8	$24.8	$57.7	$26.6
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gains on remarketing of leased equipment	(3.8)	(11.9)	(25.3)	(20.8)
Gain on sale of securities	(2.1)	(.1)	(3.2)	(.5)
Depreciation	56.9	81.4	132.6	164.5
(Reversal) provision for possible losses	(3.9)	(10.3)	(5.1)	8.4
Asset impairment charges	2.4	12.5	3.3	16.1
Deferred income taxes	5.5	11.6	14.5	16.2
Share of affiliates’ earnings, net of dividends	(4.8)	(17.0)	(20.6)	(31.0)
Other	41.1	116.3	8.9	76.4

Net cash provided by operating activities	126.1	207.3	162.8	255.9

Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(311.7)	(173.2)	(451.6)	(339.1)
Loans extended	(7.6)	(8.7)	(13.9)	(37.7)
Investments in affiliated companies	(3.1)	(29.3)	(3.1)	(44.2)
Progress payments	(.7)	(5.4)	(1.6)	(22.6)
Other investments	(1.6)	(1.2)	(27.5)	(24.2)

Portfolio investments and capital additions	(324.7)	(217.8)	(497.7)	(467.8)
Net proceeds from sale of segment	214.7	—	214.7	—
Portfolio proceeds	99.0	168.1	322.1	390.4
Proceeds from other asset sales	8.9	5.4	20.9	14.8
Net (increase) decrease in restricted cash	(1.0)	(26.8)	.8	(77.2)
Effect of exchange rate changes on restricted cash	—	10.3	—	17.7

Net cash (used in) provided by investing activities	(3.1)	(60.8)	60.8	(122.1)

Financing Activities
Net proceeds from issuance of long-term debt	90.7	89.8	160.5	333.0
Repayment of long-term debt	(210.6)	(137.5)	(338.3)	(436.7)
Net (decrease) increase in short-term debt	(.1)	7.1	(4.9)	8.5
Net decrease in capital lease obligations	(1.6)	(3.4)	(16.2)	(14.8)
Issuance of common stock and other	.9	.2	1.1	.6
Cash dividends	(9.9)	(15.7)	(19.7)	(31.4)

Net cash used in financing activities	(130.6)	(59.5)	(217.5)	(140.8)
Effect of Exchange Rates on Cash and Cash Equivalents	(.3)	2.4	(.7)	2.7

Net (Decrease) Increase in Cash and Cash Equivalents	$(7.9)	$89.4	$5.4	$(4.3)

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2004
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$162.2	$24.7	$7.6	$—	$—	$194.5
Marine operating revenue	—	—	—	33.3	—	33.3
Interest income	—	.1	3.8	—	—	3.9
Asset remarketing income	1.7	.2	6.7	—	—	8.6
Gain on sale of securities	—	—	2.1	—	—	2.1
Fees	.7	3.4	.8	—	—	4.9
Other	17.2	.6	1.1	2.6	—	21.5

Revenues	181.8	29.0	22.1	35.9	—	268.8
Share of affiliates’ earnings	6.0	6.4	4.0	—	—	16.4

Total Gross Income	187.8	35.4	26.1	35.9	—	285.2

Ownership Costs
Depreciation	30.8	14.5	1.0	2.0	—	48.3
Interest, net	18.1	9.0	6.6	6.2	—	39.9
Operating lease expense	43.2	1.0	1.1	—	—	45.3

Total Ownership Costs	92.1	24.5	8.7	8.2	—	133.5

Other Costs and Expenses
Maintenance expense	46.0	1.1	.4	—	—	47.5
Marine operating expenses	—	—	—	25.9	—	25.9
Other operating expenses	7.7	.4	1.4	—	—	9.5
Selling, general and administrative	16.9	5.1	2.2	19.0	—	43.2
Reversal of provision for possible losses	—	—	(3.1)	—	—	(3.1)
Asset impairment charges	—	—	.7	.3	—	1.0
Fair value adjustments for derivatives	—	—	.4	—	—	.4

Total Other Costs and Expenses	70.6	6.6	2.0	45.2	—	124.4

Income (Loss) from Continuing Operations before Income Taxes	25.1	4.3	15.4	(17.5)	—	27.3
Income Tax Provision (Benefit)	6.4	1.7	6.3	(6.8)	—	7.6

Income (Loss) from Continuing Operations	18.7	2.6	9.1	(10.7)	—	19.7

Discontinued Operations
Operations, net of taxes	—	—	—	—	15.5	15.5
Loss on sale of segment, net of taxes	—	—	—	—	(.4)	(.4)

Total Discontinued Operations	—	—	—	—	15.1	15.1

Net Income (Loss)	$18.7	$2.6	$9.1	$(10.7)	$15.1	$34.8

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2003
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$157.7	$23.3	$11.0	$—	$—	$192.0
Marine operating revenue	—	—	—	25.5	—	25.5
Interest income	—	.1	11.9	—	—	12.0
Asset remarketing income	4.5	.1	5.4	—	—	10.0
Gain on sale of securities	—	—	.1	—	—	.1
Fees	.9	1.9	1.3	—	—	4.1
Other	11.6	.6	2.5	4.7	—	19.4

Revenues	174.7	26.0	32.2	30.2	—	263.1
Share of affiliates’ earnings	2.6	12.6	6.2	—	—	21.4

Total Gross Income	177.3	38.6	38.4	30.2	—	284.5

Ownership Costs
Depreciation	28.9	14.1	2.7	2.1	—	47.8
Interest, net	16.9	10.7	11.3	7.6	—	46.5
Operating lease expense	43.7	1.0	1.2	.2	—	46.1

Total Ownership Costs	89.5	25.8	15.2	9.9	—	140.4

Other Costs and Expenses
Maintenance expense	40.8	.5	.4	—	—	41.7
Marine operating expenses	—	—	—	20.9	—	20.9
Other operating expenses	7.3	.1	2.0	—	—	9.4
Selling, general and administrative	16.6	4.7	4.7	14.8	—	40.8
Provision (reversal) for possible losses	.2	(8.4)	(3.3)	3.4	—	(8.1)
Asset impairment charges	—	1.9	5.5	2.8	—	10.2
Fair value adjustments for derivatives	.1	—	.2	—	—	.3

Total Other Costs and Expenses	65.0	(1.2)	9.5	41.9	—	115.2

Income (Loss) from Continuing Operations before Income Taxes	22.8	14.0	13.7	(21.6)	—	28.9
Income Tax Provision (Benefit)	8.3	6.2	5.0	(8.7)	—	10.8

Income (Loss) from Continuing Operations	14.5	7.8	8.7	(12.9)	—	18.1

Discontinued Operations
Operations, net of taxes	—	—	—	—	6.7	6.7
Loss on sale of segment, net of taxes	—	—	—	—	—	—

Total Discontinued Operations	—	—	—	—	6.7	6.7

Net Income (Loss)	$14.5	$7.8	$8.7	$(12.9)	$6.7	$24.8

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2004
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$323.7	$45.3	$14.7	$—	$—	$383.7
Marine operating revenue	—	—	—	40.0	—	40.0
Interest income	—	.2	12.2	—	—	12.4
Asset remarketing income	6.1	.4	20.6	—	—	27.1
Gain on sale of securities	—	—	3.2	—	—	3.2
Fees	1.4	5.1	1.7	—	—	8.2
Other	30.6	1.3	1.2	3.4	—	36.5

Revenues	361.8	52.3	53.6	43.4	—	511.1
Share of affiliates’ earnings	9.8	15.6	8.6	—	—	34.0

Total Gross Income	371.6	67.9	62.2	43.4	—	545.1

Ownership Costs
Depreciation	61.0	28.3	2.1	2.0	—	93.4
Interest, net	34.9	18.3	14.1	11.1	—	78.4
Operating lease expense	86.7	2.0	2.1	—	—	90.8

Total Ownership Costs	182.6	48.6	18.3	13.1	—	262.6

Other Costs and Expenses
Maintenance expense	92.2	1.3	.6	—	—	94.1
Marine operating expenses	—	—	—	31.5	—	31.5
Other operating expenses	18.7	.8	2.6	—	—	22.1
Selling, general and administrative	33.4	10.5	5.1	32.4	—	81.4
Provision (reversal) for possible losses	.2	(.4)	(4.8)	—	—	(5.0)
Asset impairment charges	—	—	.8	.3	—	1.1
Fair value adjustments for derivatives	—	—	(.7)	—	—	(.7)

Total Other Costs and Expenses	144.5	12.2	3.6	64.2	—	224.5

Income (Loss) from Continuing Operations before Income Taxes	44.5	7.1	40.3	(33.9)	—	58.0
Income Tax Provision (Benefit)	13.1	2.5	15.3	(12.3)	—	18.6

Income (Loss) from Continuing Operations	31.4	4.6	25.0	(21.6)	—	39.4

Discontinued Operations
Operating results, net of taxes	—	—	—	—	18.7	18.7
Loss on sale of segment, net of taxes	—	—	—	—	(.4)	(.4)

Total Discontinued Operations	—	—	—	—	18.3	18.3

Net Income (Loss)	$31.4	$4.6	$25.0	$(21.6)	$18.3	$57.7

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2003
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$315.7	$44.6	$23.9	$—	$—	$384.2
Marine operating revenue	—	—	—	29.7	—	29.7
Interest income	—	(.2)	21.7	.1	—	21.6
Asset remarketing income	4.6	.4	12.4	—	—	17.4
Gain on sale of securities	—	—	.5	—	—	.5
Fees	1.8	3.7	5.0	—	—	10.5
Other	23.5	2.3	5.4	4.3	—	35.5

Revenues	345.6	50.8	68.9	34.1	—	499.4
Share of affiliates’ earnings	4.7	18.6	15.6	—	—	38.9

Total Gross Income	350.3	69.4	84.5	34.1	—	538.3

Ownership Costs
Depreciation	58.0	27.0	5.4	2.3	—	92.7
Interest, net	33.9	21.0	23.7	13.8	—	92.4
Operating lease expense	87.5	2.0	2.3	.4	—	92.2

Total Ownership Costs	179.4	50.0	31.4	16.5	—	277.3

Other Costs and Expenses
Maintenance expense	80.2	1.3	.5	—	—	82.0
Marine operating expenses	—	—	—	24.1	—	24.1
Other operating expenses	18.0	.2	4.2	—	—	22.4
Selling, general and administrative	32.2	8.3	10.1	25.6	—	76.2
(Reversal) provision for possible losses	(.2)	9.8	(1.6)	1.8	—	9.8
Asset impairment charges	—	1.9	9.1	2.8	—	13.8
Fair value adjustments for derivatives	.1	—	2.3	—	—	2.4

Total Other Costs and Expenses	130.3	21.5	24.6	54.3	—	230.7

Income (Loss) from Continuing Operations before Income Taxes	40.6	(2.1)	28.5	(36.7)	—	30.3
Income Tax Provision (Benefit)	14.8	.3	10.8	(14.0)	—	11.9

Income (Loss) from Continuing Operations	25.8	(2.4)	17.7	(22.7)	—	18.4

Discontinued Operations
Operations, net of taxes	—	—	—	—	8.2	8.2
Loss on sale of segment, net of taxes	—	—	—	—	—	—

Total Discontinued Operations	—	—	—	—	8.2	8.2

Net Income (Loss)	$25.8	$(2.4)	$17.7	$(22.7)	$8.2	$26.6

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	6/30/2004	12/31/2003	6/30/2003
Total Continuing Assets, Excluding Cash (a)	$6,509.4	$6,531.3	$6,585.5

Net Charge-Offs and Asset Impairments and Write-Downs	10.0		27.4
Net Charge-Offs/Impairments/Write-Downs as a Percentage of Average Total Assets	.6%		1.7%

Non-performing Investments	62.4	76.1	129.3
Capital Structure
Short-term Debt, Net of Unrestricted Cash	(209.0)	(195.6)	(204.6)
Long-term Debt:
On Balance Sheet
Recourse	3,123.4	3,255.9	3,372.8
Nonrecourse	96.3	99.3	161.3

Off Balance Sheet
Recourse	944.2	970.2	994.5
Nonrecourse	309.1	313.0	319.7

Capital Lease Obligations	106.2	122.4	128.9

Total Net Debt Obligations	4,370.2	4,565.2	4,772.6
Total Recourse Debt	3,964.8	4,152.9	4,291.6
Shareholders’ Equity and Allowance for Losses	961.4	934.5	867.6

Recourse Leverage(b)	4.1	4.4	4.9

Asset Remarketing Income
Disposition gains on owned assets	1.5		8.7
Residual sharing fees	7.1		1.3

	8.6		10.0
Railcar Data		Full Year
North American Fleet Utilization	96%	93%	93%

Beginning Fleet Size	104,788	107,150	106,243
Additions	2,499	2,388	421
Scrapped/Sold	(927)	(4,290)	(1,598)

Ending Fleet Size	106,360	105,248	105,066

NOTE: All statistics from prior periods have been restated to exclude GATX’s technology segment.
(a)	Includes Off Balance Sheet Assets
(b)	Calculated using a recourse debt/equity methodology: (net short-term debt plus total recourse debt)/shareholders’ equity plus allowance for possible losses.